----------------                                                                                        ----------------------------
     FORM 4                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
----------------                                     Washington, D.C. 20549                             ----------------------------
                                                                                                        OMB Number:        3235-0287
/  /  Check this box if no                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:  September 30, 1998
      longer subject to                                                                                 Estimated Average burden
      Section 16, Form 4 or                                                                             hours per response.......0.5
      Form 5 obligations                                                                                ----------------------------
      may continue.
      See Instruction 1 (b)

      (Print or Type Responses)

                                         Filed pursuant to Section 16(a) of the Securities
                                         Exchange Act of 1934, Section 17(a) of the Public
                                       Utility Holding Company Act of 1935 or Section 30 (f)
                                               of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Resorting          2. Issuer Name and Ticker Trading Symbol          3. Relationship of Reporting Person(s)
   Person*                                                                                     to Issuer
                                                                                               (Check all applicable)
   Pearson, Robert C.                        CaminoSoft Corp. (CMSF)                            _X_ Director      ___ 10% Owner
                                                                                                ___ Officer       ___ Other (Specify
                                                                                                    (give             below)
                                                                                                    title
                                                                                                    below
------------------------------------------------------------------------------------------------------------------------------------
(Last)   (First)   (Middle)               3. IRS or Social      4. Statement for
                                             Security Number       Month/Year
                                             of Reporting
                                             Person
                                             (Voluntary)           December 2001
------------------------------------------------------------------------------------------------------------------------------------
8080 N. Central Expressway
Suite 210 LB-59
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
       (Street)                                                 5.  If Amendment            7. Individual or Joint/Group
                                                                    Date of Original           Filing (check applicable line)
                                                                    (Month/Year)
Dallas     TX     75206-1857                                                                   _X_  Form filed by One Reporting
                                                                     November 2000                  Person
                                                                                               ____ Form filed by More than One
                                                                                                    Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)     (State)     (Zip)

                         Table I -- Non - Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Type of Security       2. Trans-    3. Trans-       4. Securities Acquired      5. Amount of        6. Owner-       7. Nature of
   (Instr. 3)                action       action          (A) or Disposed of (D)      Securities          ship            Indirect
                             Date         Code            (Instr. 3, 4 and 5)         Beneficially        Form:           Beneficial
                             (Month/      (Instr. 8)                                  Owned at            Direct          Owner-
                             Date/                                                    End of Month        (D) or          Ship
                             Year)                                                    (Instr. 3           Indirect (I)    (Instr. 4)
                                                                                      and 4)              (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                   (A)
                                       Code      V      Amount     or       Price
                                                                   (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        2,250,000             I               (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        1,095,000             I               (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                10/01/01    P              25,000       A       $1.6098    25,000             I               (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/07/01    P             416,666       A       $1.2000   416,666             I               (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/07/01    P             208,333       A       $1.2000   208,333             I               (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/07/01    P             625,000       A       $1.2000   625,000             I               (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


REMARKS: (1) Shares of Common Stock held by Renaissance Capital Growth & Income Fund III, Inc.  The reporting person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Advisor to Renaissance Capital Growth & Income Fund III, Inc.,
and it may be deemed the beneficial owner of such shares.  The reporting person disclaims such beneficial ownership.
(2) Shares of Common Stock held by Renaissance US Growth and Income Trust PLC.  Renaissance Capital Group, Inc., is Investment
Manager for Renaissance US Growth and Income Trust PLC, and it may be deemed the beneficial owner of such shares.
(3) Shares of Common Stock held by BFS US Special Opportunities Trust PLC.  Reanissance Capital Group, Inc., is Investment Adviser
for BFS US Special Opportunities Group PLC, and it may be deemed the beneficial owner of such shares.
The reporting person disclaims such ownership.
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly. (Over)
------------------------------------------------------------------------------------------------------------------------------------
* If the form is filed by more than one reporting person, see Instruction 5(b)(v). SEC 1474 (7-96)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (continued)        Table II --- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g..puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Deriva-     2. Conver-      3. Trans-     4. Trans-     5. Number of      6. Date Exer-    7. Title and      8. Price of
   tive Security           sion or         action        action        Derivative        cisable          Amount of         Deriv-
   (Instr. 3)              Exercise        Date          Code          Securities        and              Underlying        ative
                           Price of                      (Instr.       Acquired          Expiration       Securities        Secur-
                           Deri-           Month/        8)            (A) or            Date             (Instr. 3         ity
                           vative          Date/                       Disposed          (Month/Day/      and 4)            (Instr.
                           Security        Year)                       of (D)            Year)                              5)
                                                                       (Instr. 3,
                                                                       4 and 5)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Date     Expira-          Amount
                                                                                        Exer-    tion     Title   or Number
                                                                                        cisable  Date             of Shares
------------------------------------------------------------------------------------------------------------------------------------
                                                      Code     V       (A)      (D)
------------------------------------------------------------------------------------------------------------------------------------
Warrants
------------------------------------------------------------------------------------------------------------------------------------
Stock Options
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
9. Number of   10. Ownership    11. Nature of
  Derivative        Form of         Indirect
 Securities        Derivative      Beneficial
 Beneficially       Security:       Ownership
  Owned             Direct (D)     (Instr.4)
 at End of         or Indirect
  Month            (I) Instr.4)
(Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
500,000               I               (1)
------------------------------------------------------------------------------------------------------------------------------------
 53,300               I               (1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(1) Securities held by Renaissance Capital Growth & Income Fund III, Inc.  The reporting person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Advisor to Renaissance Capital Growth & Income Fund III, Inc.,
and it may be deemed the beneficial owner of such shares.  The reporting person disclaims such beneficial ownership.
(2) Securities held by Renaissance US Growth and Income Trust PLC.  Renaissance Capital Group, Inc., is Investment Manager for
Renaissance US Growth and Income Trust PLC, and it may be deemed the beneficial owner of such shares.  The reporting person disclaims such ownership.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                Robert C. Pearson, Senior Vice President
                                                                                Renaissance  Capital Growth & Income Fund III, Inc.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 /S/                          January 22, 2001
------------------------------------------------------------------------------------------------------------------------------------
**  Intentional misstatements  or omissions of facts                            **Signature  of Reporting
constitute Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Note: File three copies of this Form, one of which must be manually  signed.  If
space   is   insufficient,   See   Instruction   6   for   procedure.   Page   2
------------------------------------------------------------------------------------------------------------------------------------
Potential persons who are to respond to the collection of information  contained
SEC 1474  (7-96)  in this  form are not  required  to  respond  unless  the form
displays  a  currently  valid  OMB  Number.  1997(C)  ProFormWare   561-447-6684
------------------------------------------------------------------------------------------------------------------------------------